Exhibit 2

Magna International Inc.
Consolidated Financial Statements
December 31, 2021

Magna International Inc. 337 Magna Drive Aurora, Ontario L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164
Consolidated Financial Statements
Magna International Inc.
December 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Magna International Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Magna International Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the two years in the period ended
December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control — Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 3, 2022, expressed an unqualified opinion on the Company’s internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Sales — Contracts with customers to provide assembled vehicles — Refer to Note 1 to the financial statements
Critical Audit Matter Description
The Company’s complete vehicle assembly contracts with customers are complex and often include promises to transfer multiple products and services to a customer. For these complex arrangements, each good or service is evaluated to determine whether it represents a distinct performance obligation, and whether it should be characterized as revenue or reimbursement of costs incurred. The total transaction price is then allocated to the distinct performance obligations based on the expected cost plus a margin approach and recognized as revenue.
There are many promises included in new or modified complete vehicle assembly contracts with customers that required management’s judgment to determine the appropriate accounting treatment. The judgments with the highest degree of subjectivity relate to: the determination of whether to combine contracts, the determination of whether performance obligations are considered distinct, the allocation of the transaction price to each distinct performance obligation, and the determination of revenue recognition. Auditing these judgments required a high degree of subjectivity and an increased extent of audit effort, including the need to involve accounting specialists with expertise in revenue recognition.

How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the appropriateness of the accounting treatment of new or modified complete vehicle assembly contracts with customers included the following, among others:

•
Evaluated the effectiveness of controls over new or modified complete vehicle assembly contracts, specifically relating to the combination of contracts, the identification of performance obligations, the allocation of the transaction price, and the determination of revenue recognition.

•	With the assistance of accounting specialists:

•	Assessed the information in the complete vehicle assembly contracts to understand and evaluate that all components were identified.

•	Evaluated management’s judgments related to the accounting treatment by analyzing it against various aspects of GAAP, including conceptual framework and interpretive guidance.

•
To the extent each new and modified assembly contract during the year did not present a single performance obligation, tested the allocation of the transaction price to each performance obligation by evaluating management’s determination of a cost plus a margin approach.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 3, 2022
We have served as the Company’s auditor since 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Magna International Inc.
Opinion on Internal Control over Financial Reporting
We have audited the internal control over financial reporting of Magna International Inc. and subsidiaries (the “Company”) as of December 31, 2021, based on criteria established in
Internal Control—Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in
Internal Control — Integrated Framework (2013)
 issued by COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2021 of the Company and our report dated March 3, 2022, expressed an unqualified opinion on those financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
March 3, 2022

MAGNA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
[U.S. dollars in millions, except per share figures]
Years ended December 31,

	Note	2021	2020
Sales		$36,242	$32,647

Costs and expenses
Cost of goods sold		31,097	28,207
Depreciation and amortization		1,512	1,366
Selling, general and administrative		1,717	1,587
Interest expense, net	15	78	86
Equity income		(148)	(189)
Other expense, net	2	38	584

Income from operations before income taxes		1,948	1,006
Income taxes	10	395	329

Net income		1,553	677
(Income) loss attributable to non-controlling interests		(39)	80

Net income attributable to Magna International Inc.		$1,514	$757

Earnings per Common Share:	3
Basic		$5.04	$2.52
Diluted		$5.00	$2.52

Weighted average number of Common Shares outstanding during the year [in millions]:	3
Basic		300.6	299.7
Diluted		302.8	300.4

See accompanying notes

MAGNA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
[U.S. dollars in millions]
Years ended December 31,

	Note	2021	2020
Net income		$1,553	$677

Other comprehensive income, net of tax:	20
Net unrealized (loss) gain on translation of net investment in foreign operations		(178)	356
Net unrealized gain (loss) on cash flow hedges		34	(34)
Reclassification of net (gain) loss on cash flow hedges to net income		(52)	38
Reclassification of net loss on pensions to net income		9	8
Pension and post-retirement benefits		26	(11)

Other comprehensive (loss) income		(161)	357

Comprehensive income		1,392	1,034
Comprehensive (income) loss attributable to non-controlling interests		(48)	72

Comprehensive income attributable to Magna International Inc.		$1,344	$1,106

See accompanying notes

MAGNA INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
[U.S. dollars in millions, except shares issued]
As at December 31,

	Note	2021	2020
ASSETS
Current assets
Cash and cash equivalents	4	$2,948	$3,268
Accounts receivable		6,307	6,394
Inventories	6	3,969	3,444
Prepaid expenses and other	4, 15	278	260

		13,502	13,366

Investments	7	1,593	947
Fixed assets, net	8	8,293	8,475
Operating lease right-of-use assets	16	1,700	1,906
Goodwill	9	2,122	2,095
Intangible assets, net	11	493	481
Deferred tax assets	10	421	372
Other assets	12, 17	962	963

		$29,086	$28,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		$6,465	$6,266
Other accrued liabilities	14	2,156	2,254
Accrued salaries and wages	13	851	815
Income taxes payable		200	38
Long-term debt due within one year	15	455	129
Current portion of operating lease liabilities	16	274	241

		10,401	9,743

Long-term debt	15	3,538	3,973
Operating lease liabilities	16	1,406	1,656
Long-term employee benefit liabilities	17	700	729
Other long-term liabilities	18	376	332
Deferred tax liabilities	10	440	452

		16,861	16,885

Shareholders’ equity
Common Shares [issued: 2021 – 297,871,976; 2020 – 300,527,416]	19	3,403	3,271
Contributed surplus		102	128
Retained earnings		9,231	8,704
Accumulated other comprehensive loss	20	(900)	(733)

		11,836	11,370

Non-controlling interests		389	350

		12,225	11,720

		$29,086	$28,605

Commitments and contingencies
[notes 15, 16, 21 and 22]
See accompanying notes
On behalf of the Board:

/s/ “Robert F. MacLellan”	/s/ “William L. Young”
Director	Chairman of the Board

MAGNA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
[U.S. dollars in millions]
Years ended December
31,

	Note	2021	2020
OPERATING ACTIVITIES

Net income		$1,553	$677
Items not involving current cash flows	4	1,576	1,976

		3,129	2,653
Changes in operating assets and liabilities	4	(189)	625

Cash provided from operating activities		2,940	3,278

INVESTMENT ACTIVITIES
Fixed asset additions		(1,372)	(1,145)
Increase in equity method investments	7	(517)	—
Increase in investments, other assets and intangible assets		(403)	(331)
Increase in public and private equity investments		(68)	(132)
Proceeds from dispositions		81	108
Business combinations	5	(13)	91
(Funding provided for) proceeds on sale of business	2	(41)	9
Settlement of long-term receivable from non-consolidated joint venture		50	—

Cash used for investing activities		(2,283)	(1,400)

FINANCING ACTIVITIES
Issues of debt	15	55	854
Decrease in short-term borrowings		(101)	(31)
Repayments of debt	15	(121)	(140)
Issue of Common Shares on exercise of stock options		146	81
Tax withholdings on vesting of equity awards		(13)	(13)
Repurchase of Common Shares	19	(517)	(203)
Contributions to subsidiaries by non-controlling interests		8	18
Dividends paid to non-controlling interests		(49)	(18)
Dividends paid		(514)	(467)

Cash (used for) provided from financing activities		(1,106)	81

Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents		23	23

Net (decrease) increase in cash, cash equivalents and restricted cash equivalents during the year		(426)	1,982
Cash, cash equivalents and restricted cash equivalents beginning of year		3,374	1,392

Cash, cash equivalents and restricted cash equivalents, end of year	4	$2,948	$3,374

See accompanying notes

MAGNA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
[U.S. dollars in millions, except number of common shares]

	Common Shares		Contri- buted Surplus	Retained Earnings	AOCL [i]	Non- controlling Interests	Total Equity
	Number	Stated Value
	[in millions]
Balance, December 31, 2019	303.2	$3,198	$127	$8,596	$(1,090)	$300	$11,131
Net income				757		(80)	677
Other comprehensive income					349	8	357
Business combination						122	122
Contribution by non-controlling interests						18	18
Shares issued on exercise of stock options	1.8	98	(17)				81
Release of stock and stock units	0.5	17	(17)				—
Tax withholdings on vesting of equity awards	(0.2)	(3)		(10)			(13)
Repurchase and cancellation under normal course issuer bids [note 19]	(5.1)	(54)		(157)	8		(203)
Stock-based compensation expense			35				35
Dividends paid to non-controlling interests						(18)	(18)
Dividends paid [$1.60 per share]	0.3	15		(482)			(467)

Balance, December 31, 2020	300.5	$3,271	$128	$8,704	$(733)	$350	$11,720
Net income				1,514		39	1,553
Other comprehensive (loss) income					(170)	9	(161)
Contribution by non-controlling interests						8	8
Shares issued on exercise of stock options	3.0	175	(29)				146
Release of stock and stock units	0.4	17	(17)				—
Tax withholdings on vesting of equity awards	(0.1)	(2)		(11)			(13)
Repurchase and cancellation under normal course issuer bids [note 19]	(6.1)	(68)		(452)	3		(517)
Stock-based compensation expense			20				20
Business combinations						32	32
Dividends paid to non-controlling interests						(49)	(49)
Dividends paid [$1.72 per share]	0.2	10		(524)			(514)

Balance, December 31, 2021	297.9	$3,403	$102	$9,231	$(900)	$389	$12,225

(i)	AOCL is Accumulated Other Comprehensive Loss.
See accompanying notes

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

1.    SIGNIFICANT ACCOUNTING POLICIES
Magna International Inc. [collectively “Magna” or the “Company”] is a global supplier in the automotive space. Our systems approach to design, engineering and manufacturing touches nearly every aspect of the vehicle, including body and chassis structures, exterior systems and modules, trim and engineered glass, active aerodynamics, energy storage systems, electrified and conventional powertrain technologies, powertrain subsystems and components, ADAS and automated driving, control modules, mechatronics, mirrors and overhead consoles, lighting, complete seats, seating structural products, seat foam and seat trim. We also have complete vehicle engineering and contract manufacturing expertise.
The consolidated financial statements have been prepared in U.S. dollars following accounting principles generally accepted in the United States [“GAAP”].
Certain amounts in prior periods have been reclassified to conform with current period presentation.
Principles of consolidation
The Consolidated Financial Statements include the accounts of Magna and its subsidiaries in which Magna has a controlling financial interest and is the primary beneficiary. The Company presents non-controlling
interests as a separate component within Shareholders’ equity in the Consolidated Balance Sheets. All intercompany balances and transactions have been eliminated.
Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Foreign currency translation
The Company operates globally, which gives rise to a risk that its earnings and cash flows may be adversely impacted by fluctuations in foreign exchange rates.
Assets and liabilities of the Company’s operations having a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate in effect at year end, and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company’s net investment in these operations are included in comprehensive income and are deferred in accumulated other comprehensive loss. Foreign exchange gains or losses on debt that was designated as a hedge of the Company’s net investment in these operations are also recorded in accumulated other comprehensive loss.
Foreign exchange gains and losses on transactions occurring in a currency other than an operation’s functional currency are reflected in net income, except for gains and losses on foreign exchange contracts used to hedge specific future commitments in foreign currencies and on intercompany balances which are designated as long-term investments. In particular, the Company uses foreign exchange forward contracts for the sole purpose of hedging certain of the Company’s future committed foreign currency based outflows and inflows. Most of the Company’s foreign exchange contracts are subject to master netting arrangements that provide for the net settlement of contracts, by counterparty, in the event of default or termination. All derivative instruments, including foreign exchange contracts, are recorded on the consolidated balance sheet at fair value. The fair values of derivatives are recorded on a gross basis in prepaid expenses and other, other assets, other accrued liabilities or other long-term liabilities. To the extent that derivative instruments are designated and qualify as cash flow hedges, the changes in their fair values are recorded in other comprehensive income. Changes in the fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in net income based on the nature of the underlying transaction. Amounts accumulated in other comprehensive loss or income are reclassified to net income in the period in which the hedged item affects net income.
If the Company’s foreign exchange forward contracts cease to be effective as hedges, for example if projected foreign cash inflows or outflows declined significantly, gains or losses pertaining to the portion of the hedging transactions in excess of projected foreign currency denominated cash flows would be recognized in net income at the time this condition was identified
.

2021 Annual Financial Statements 1

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Cash and cash equivalents
Cash and cash equivalents include cash on account, demand deposits and short-term investments with remaining maturities of less than three months at acquisition.
Inventories
Production inventories and tooling inventories manufactured
in-house
are valued at the lower of cost determined substantially on a first-in,
first-out
basis, or net realizable value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead.
Investments
The Company accounts for investments in companies over which it has the ability to exercise significant influence, but does not hold a controlling financial interest, under the equity method [“Equity method investments”]. The Company monitors its Equity method investments for indicators of other-than-temporary declines in value on an ongoing basis. If the Company determines that an other-than-temporary decline in value has occurred, it recognizes an impairment loss, which is measured as the difference between the book value and the fair value of the investment. Fair value is generally determined using an income approach based on discounted cash flows. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, “Fair Value Measurement” and primarily consist of expected investee revenue and costs, estimated production volumes and discount rates.
The Company also has investments in private and publicly traded technology companies over which it does not have the ability to exercise significant influence. The Company has elected to use the measurement alternative, defined as cost, less impairments, adjusted by observable price changes to measure the private equity investments. The Company values its investments in publicly traded equity securities using the closing price on the measurement date, as reported on the stock exchange on which the securities are traded.
Private equity investments are subject to impairment reviews which considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Upon determining that an impairment may exist, the security’s fair value is calculated using the best information available, which may include cash flow projections or other available market data and compared to its carrying value. An impairment is recognized immediately if the carrying value exceeds the fair value.
Long-lived assets
Fixed assets are recorded at historical cost. Depreciation is provided on a straight-line basis over the estimated useful lives of fixed assets at annual rates of 2
1
⁄
2
% to

5
% for buildings,
7
% to
10
% for general purpose equipment and
10
% to
33
% for special purpose equipment.
Finite-lived intangible assets, which have arisen principally through acquisitions, include customer relationship intangibles and patents and licences. These finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives which range from 4 to 15 years.
The Company assesses fixed and
finite
-lived intangible assets for recoverability whenever indicators of impairment exist. If the carrying value of the asset exceeds the estimated undiscounted cash flows from the use of the asset, then an impairment loss is recognized to write the asset down to fair value. The fair value of fixed and finite-lived intangible assets is generally determined using estimated discounted future cash flows.

2021 Annual Financial Statements 2

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Goodwill
Goodwill represents the excess of the cost of an acquired enterprise over the fair value of the identifiable assets acquired and liabilities assumed less any subsequent write-downs for impairment. Goodwill is reviewed for impairment in the fourth quarter of each year, or more frequently if indicators of potential impairment exist. Goodwill impairment is assessed based on a comparison of the fair value of a reporting unit to the underlying carrying value of the reporting unit’s net assets, including goodwill. When the carrying amount of the reporting unit exceeds its fair value, an impairment is recognized based on that difference. The fair value of a reporting unit is determined using its estimated discounted future cash flows.
Tooling and
Pre-Production
Engineering Costs Related to Long-Term Supply Agreements
The Company incurs
pre-production
engineering and tooling costs related to the products produced for its customers under long-term supply agreements. Customer reimbursements for tooling and pre-production
engineering activities that are part of a long-term supply arrangement are accounted for as a reduction of cost.
Pre-production
costs related to long-term supply arrangements with a contractual guarantee for reimbursement and capitalized tooling are included in Other assets.
The Company expenses all
pre-production
engineering costs for which reimbursement is not contractually guaranteed by the customer. All tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer or for which the Company does not have a non-cancelable
right to use the tooling are also expensed.
Warranty
The Company has assurance warranties and records product warranty liabilities based on its individual customer agreements. Under most customer agreements, the Company only accounts for existing or probable claims on product default issues when amounts related to such issues are probable and reasonably estimable. However, for certain complete vehicle assembly, powertrain systems and electronics contracts, the Company records an estimate of future warranty-related costs based on the terms of the specific customer agreements and/or the Company’s warranty experience. Product liability and recall provisions are established based on the Company’s best estimate of the amounts necessary to settle existing claims which typically take into account: the number of units that may be returned; the cost of the product being replaced; labour to remove and replace the defective part; and the customer’s administrative costs relating to the recall. Judgement is also required as to the ultimate negotiated sharing of the cost between the Company, the customer and, in some cases, a supplier to the Company.
When a decision to recall a product has been made or is probable, the Company’s portion of the estimated cost of the recall is recorded as a charge to net income in that period. The Company monitors warranty activity on an ongoing basis and adjusts reserve balances when it is probable that future warranty costs will be different than those previously estimated.
Income taxes
The Company uses the liability method of tax allocation to account for income taxes. Under the liability method of tax allocation, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company assesses whether valuation allowances should be established or maintained against its deferred tax assets based on consideration of all available evidence using a
“more-likely-than-not”
standard. The factors the Company uses to assess the likelihood of realization are its history of losses, forecasts of future pre-tax
income and tax planning strategies that could be implemented to realize the deferred tax assets.
No deferred tax liability is recorded for taxes on undistributed earnings and translation adjustments of foreign subsidiaries if these items are considered to be reinvested for the foreseeable future. Taxes are recorded on such foreign undistributed earnings and translation adjustments when it becomes apparent that such earnings will be distributed in the foreseeable future and the Company will incur further tax on remittance.

2021 Annual Financial Statements 3

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Recognition of uncertain tax positions is dependent on whether it is more-likely-than-not
that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. A tax position that meets the more-likely-than-not
recognition threshold is measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.
Leases
The Company determines if an arrangement is a lease or contains a lease at inception. Leases with an initial term of 12 months or less are considered short-term and are not recorded on the balance sheet. The Company recognizes operating lease expense for these leases on a straight-line basis over the lease term.
Operating lease
right-of-use
[“ROU”] assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. As the rate implicit in the lease is not readily determinable for the Company’s operating leases, an incremental borrowing rate is generally used to determine the present value of future lease payments. The incremental borrowing rate for each lease is based on the Company’s estimated borrowing rate over a similar term to that of the lease payments, adjusted for various factors including collateralization, location and currency.
A majority of the Company’s leases for manufacturing facilities are subject to variable lease-related payments, such as escalation clauses based on consumer price index rates or other similar indices. Variable payments that are based on an index or a rate are included in the recognition of the Company’s ROU assets and lease liabilities using the index or rate at lease commencement. Subsequent changes to these lease payments due to rate or index updates are recorded as lease expense in the period incurred.
The Company’s lease agreements generally exclude
non-lease
components, and do not contain any material residual value guarantees or material restrictive covenants.
Employee future benefit plans
The cost of providing benefits through defined benefit pensions, lump sum termination and long-term service payment arrangements, and post-retirement benefits other than pensions is actuarially determined and recognized in income using the projected benefit method pro-rated
on service and management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and, with respect to medical benefits, expected health care costs. Differences arising from plan amendments, changes in assumptions and experience gains and losses that are greater than 10% of the greater of: [i] the accrued benefit obligation at the beginning of the year; and [ii] the fair value [or market related value] of plan assets at the beginning of the year, are recognized in income over the expected average remaining service life of employees.

Plan assets are valued at fair value. The cost of providing benefits through defined contribution pension plans is charged to income in the period in respect of which contributions become payable.
The funded status of the plans is measured as the difference between the fair value of the plan assets and the projected benefit obligation [“PBO”]. The aggregate of all overfunded plans is recorded in other assets, and the aggregate of all underfunded plans is recorded in long-term employee benefit liabilities. The portion of the amount by which the actuarial present value of benefits included in the PBO exceeds the fair value of plan assets, payable in the next twelve months, is reflected in other accrued liabilities.

2021 Annual Financial Statements 4

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Revenue recognition
The Company enters into contracts with its customers to provide production parts or assembled vehicles. Contracts do not commit the customer to a specified quantity of products; however, the Company is generally required to fulfill its customers’ purchasing requirements for the production life of the vehicle. Contracts do not typically become a performance obligation until the Company receives a purchase order and a customer release for a specific number of parts or assembled vehicles at a specified price. While long-term supply agreements may range from five to seven years, contracts may be terminated by customers at any time. Historically, terminations have been minimal. Contracts may also provide for annual price reductions over the production life of the vehicle, and prices are adjusted on an ongoing basis to reflect changes in product content/cost and other commercial factors.
Revenue is recognized at the point in time when control of the parts produced or assembled vehicles are transferred to the customer according to the terms of the contract. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to in exchange for those products based on purchase orders and ongoing price adjustments [some of which is accounted for as variable consideration]. The Company uses the expected value method, taking into account historical data and the status of current negotiations, to estimate the amount to which it expects to be entitled. Significant changes to the Company’s estimates of variable consideration are not expected.
The Company’s complete vehicle assembly contracts with customers are complex and often include promises to transfer multiple products and services, some of which may be implicitly contracted for. For these arrangements, each good or service is evaluated to determine whether it represents a distinct performance obligation, and whether it should be characterized as revenue or reimbursement of costs incurred. The total transaction price is then allocated to the distinct performance obligations based on the expected cost plus a margin approach and amounts related to revenue are recognized as discussed above.
The Company also performs tooling and engineering activities for its customers that are not part of a long-term production arrangement. Tooling and engineering revenue is recognized at a point in time or over time depending, among other considerations, on whether the Company has an enforceable right to payment plus a reasonable profit, for performance completed to date. Over-time recognition utilizes costs incurred to date relative to total estimated costs at completion, to measure progress toward satisfying performance obligations. Revenue is recognized as control is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. For the year ended December 31, 2021, total tooling and engineering sales were $783 million [2020 - $739 million].
The Company’s customers pay for products received in accordance with payment terms that are customary in the industry, typically 30 to 90 days. The Company’s contracts with its customers do not have significant financing components.
Taxes assessed by a governmental authority that are both imposed on, and concurrent with, a specific revenue-producing transaction that are collected by the Company from a customer are excluded from revenue.
Contract Assets and Liabilities
The Company’s contract assets relate to the right to consideration for work completed but not yet billed and are included in Accounts Receivable. Amounts may not exceed their net realizable value. As at December 31, 2021, the Company’s unbilled accounts receivable balance was $528 million [2020 - $425 million]. Contract assets do not include the costs of obtaining or fulfilling a contract with a customer, as these amounts are generally expensed as incurred.
Customer advances are recorded as deferred revenue [a contract liability]. For the years ended December 31, 2021 and 2020, the contract liability balances were $273 million and $214 million, respectively. During the year ended December 31, 2021 and 2020, the Company recognized $140 million and $81 million, respectively, of previously recorded contract liabilities into revenue as performance obligations were satisfied
.

2021 Annual Financial Statements 5

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Government assistance
The Company makes periodic applications for financial assistance under available government assistance programs in the various jurisdictions that the Company operates. Grants relating to capital expenditures are reflected as a reduction of the cost of the related assets. Grants relating to current operating expenditures may be deferred and recognized in the consolidated statement of income over the period necessary to match them with the costs that they are intended to compensate and are presented as a reduction of the related expense. The Company also receives tax credits and tax super allowances, the benefits of which are recorded as a reduction of income tax expense. In addition, the Company receives loans which are recorded as liabilities in amounts equal to the cash received. When a government loan is issued to the Company at a below-market rate of interest, the loan is initially recorded at its net present value and accreted to its face value over the period of the loan. The benefit of the below-market rate of interest is accounted for similar to a government grant and is measured as the difference between the initial carrying value of the loan and the cash proceeds received.
Research and development
Costs incurred in connection with research and development activities, to the extent not recoverable from the Company’s customers, are charged to expense as incurred. For the years ended December 31, 2021 and 2020, research and development costs charged to expense were $634 million and $830 million, respectively.
Restructuring
Restructuring costs may include employee termination benefits, as well as other costs resulting from restructuring actions. These actions may result in employees receiving voluntary or involuntary employee termination benefits, which are mainly pursuant to union or other contractual agreements or statutory requirements. Voluntary termination benefits are accrued when an employee accepts the related offer. Involuntary termination benefits are accrued upon the commitment to a termination plan and when liabilities are determined to be probable and estimable. Additional elements of severance and termination benefits associated with nonrecurring benefits may be recognized rateably over each employee’s required future service period. All other restructuring costs are expensed as incurred.
Earnings per Common Share
Basic earnings per Common Share are calculated on net income attributable to Magna International Inc. using the weighted average number of Common Shares outstanding during the year.
Diluted earnings per Common Share are calculated on the weighted average number of Common Shares outstanding, including an adjustment for stock options outstanding using the treasury stock method.
Common Shares that have not been released under the Company’s restricted stock plan or are being held in trust for purposes of the Company’s restricted stock unit program have been excluded from the calculation of basic earnings per share, but have been included in the calculation of diluted earnings per share.

2021 Annual Financial Statements 6

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

2.    OTHER EXPENSE, NET
Other expense, net consists of significant items such as: impairment charges; restructuring costs generally related to significant plant closures or consolidations; net (gains) losses on investments; gains or losses on disposal of facilities or businesses; and other items not reflective of on-going
operating profit or loss. Other expense, net consists of:

	2021	2020
Restructuring and impairments [a]	$101	$269
Net losses (gains) on investments [b]	2	(32)
Merger agreement termination fee [c]	(100)	—
Gain on business combinations [d]	(40)	—
Loss on sale of business [e]	75	—
Impairment of equity-accounted investments [f]	—	347

Other expense, net	$38	$584

[a]	Restructuring and impairments
For the year ended December 31, 2021, the company recorded restructuring and impairment charges of $67 million [$52 million after tax] for its Power & Vision segment, $18 million [$17 million after tax] for its Seating Systems segment and
$16 million [$14 million after tax] for its Body Exteriors & Structures segment
.
During 2020, the Company recorded restructuring and impairment charges of $123 million [$118 million after tax] for its Body Exteriors & Structures segment, $115 million [$90 million after tax] for its Power & Vision segment and $31 million [$29 million after tax] for its Seating Systems segment. Of the total charges, $168 million was related to restructuring plans implemented by the Company to right-size
its business in response to the impact that
COVID-19
was expected to have on vehicle production volumes over the short to medium term. These restructuring plans included plant closures and workforce reductions which were substantially completed by December 31, 2021.

[b]	Net losses (gains) on investments
For the year ended December 31, 2021, the Company recorded unrealized losses of $6 million [$12 million after tax] on the revaluation of public and private equity investments and unrealized gains of $4 million [$3 million after tax] related to the revaluation of public company warrants
[note 7].
During 2020, the Company recorded unrealized gains of $34 million [$29 million after tax] on the revaluation of its private equity investments and a non-cash
impairment charge of $2 million [$2 million after tax] related to a private equity investment, which was included in the Corporate segment.

[c]	Merger agreement termination fee
In the fourth quarter of 2021, Veoneer, Inc. [“Veoneer”] terminated its merger agreement with the Company. In connection with the termination of the merger agreement, Veoneer paid Magna a termination fee which, net of the Company’s associated transaction costs, amounted to
$100 million [ $75 million after tax].

2021 Annual Financial Statements 7

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[d]	Gain on business combinations
During 2021, the Company acquired a 65% equity interest and a controlling financial interest in Chongqing Hongli Zhixin Scientific Technology Development Group
LLC (“Hongli”).
The acquisition included an additional 15% equity interest in two entities that were previously equity accounted for by the Company. On the change in basis of accounting, the Company recognized a $22 million gain [$22 million after tax]
[note 5]
.
The Company also recorded a gain of $18 million [$18 million after tax] in connection with the distribution of substantially all of the assets of the Company’s European joint venture, Getrag Ford Transmission GmbH
[note 5].

[e]	Loss on sale of business
During 2021, the Company sold three Body Exteriors & Structures operations in Germany. Under the terms of the arrangement, the Company provided the buyer with $41 million of funding, resulting in a loss on disposal of $75 million [$75 million after tax].

[f]	Impairment of equity-accounted investments
The following table summarizes the impairment charges and loss on sale recorded for certain investments in our Power & Vision segment in 2020:

2020
Impairment of Getrag (Jiangxi) Transmission Co., Ltd. [“GJT”] (i)	$337
Loss on sale and impairment of Dongfeng Getrag Transmission Co. Ltd. [“DGT”] (ii)	10

Total impairments and loss on sale of equity-accounted investments	347
Tax effect on Other Expense, net	(53)
Loss attributable to non-controlling interests	(75)

Non-cash impairment charge included in Net income attributable to Magna International Inc.	$219

(i)
An impairment for GJT was recorded based on pricing pressure in the China market as well as additional declines in volume and sales projections for the foreseeable future. In the fourth quarter of 2020, the governing documents related to GJT were revised, providing the Company with a controlling financial interest. As a result, the Company began consolidating GJT on December 29, 2020, the effective date of the amendments
[note 5].

(ii)	During 2020, we recorded a $10 million [$10 million after tax] loss on the sale of our 50% interest in DGT.

2021 Annual Financial Statements 8

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

3.    EARNINGS PER SHARE
Earnings per share are computed as follows:

	2021	2020
Basic earnings per Common Share:
Net income attributable to Magna International Inc.	$1,514	$757

Weighted average number of Common Shares outstanding during the year	300.6	299.7

Basic earnings per Common Share	$5.04	$2.52

Diluted earnings per Common Share [a]:
Net income attributable to Magna International Inc.	$1,514	$757

Weighted average number of Common Shares outstanding during the year	300.6	299.7
Stock options and restricted stock	2.2	0.7

	302.8	300.4

Diluted earnings per Common Share	$5.00	$2.52

[a]
Diluted earnings per Common Share exclude 0.4 million [2020 – 4.7 million] Common Shares issuable under the Company’s Incentive Stock Option Plan because these options were not
“in-the-money”.
The dilutive effect of participating securities using the
two-class
method was excluded from the calculation of earnings per share because the effect would be immaterial.

2021 Annual Financial Statements 9

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

4.    DETAILS OF CASH FROM OPERATING ACTIVITIES

[a]	Cash, cash equivalents and restricted cash equivalents consist of:

	2021	2020
Bank term deposits and bankers’ acceptances	$1,984	$1,987
Cash	964	1,281

Cash and cash equivalents	$2,948	$3,268
Restricted cash equivalents included in prepaid expenses (i)	—	106

	$2,948	$3,374

(i)	In connection with the repayment of the credit facility, the deposit included in prepaid expenses was released [note 1 5 ] .

[b]	Items not involving current cash flows:

	2021	2020
Depreciation and amortization	$1,512	$1,366
Amortization of other assets included in cost of goods sold	255	215
Deferred revenue amortization	(188)	(89)
Other non-cash charges	25	66
Future tax (recovery) expenses	(76)	17
Equity income less than (in excess of) dividends received	11	(10)
Impairment charges	—	435
Non-cash portion of Other expense, net [note 2]	37	(24)

	$1,576	$1,976

[c]	Changes in operating assets and liabilities:

	2021	2020
Accounts receivable	$114	$(42)
Inventories	(653)	37
Prepaid expenses and other	(39)	(12)
Accounts payable	160	274
Accrued salaries and wages	58	(8)
Other accrued liabilities	48	398
Income taxes payable	123	(22)

	$(189)	$625

2021 Annual Financial Statements 10

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

5.    BUSINESS COMBINATIONS
On March 1, 2021, substantially all of the assets of the Company’s European joint venture with Ford Motor Company [“Ford”], GFT, were distributed to either Ford or the Company, which resulted in the Company recording an $18 million gain
[note 2]
. As part of the distribution, the Company received GFT’s
non-controlling
interest in a Chinese joint venture controlled by the Company, a facility in Europe and net cash of $94 million.
On January 1, 2021, the Company acquired a 65% equity interest and a controlling financial interest in Hongli, a China-based supplier of seat structures and related systems. The acquisition included an additional 15% equity interest in two entities that were previously equity accounted for by the Company. On the change in basis of accounting, the Company recognized a $22 million gain
[note 2]
. The total purchase price was $95 million [net of $17 million cash acquired]. The acquisition resulted in the recognition of goodwill of $90 million, intangible assets of $53 million and debt of $45 million.
During 2020, the governing documents related to GJT were revised to extend the term of the venture and grant additional rights to the Company, resulting in a controlling financial interest. Accordingly, the Company recorded a $239 million disposition of its equity method investment and began consolidating the entity on December 29, 2020. The transaction was accounted for as a business combination, which primarily resulted in the recognition of cash of $98 million, fixed assets of $211 million, minority interest of $122 million and other net assets of $52 million. The change in the method of accounting for the entity did not have an impact on the Company’s results of operations.
6.    INVENTORIES
Inventories consist of:

	2021	2020
Raw materials and supplies	$1,598	$1,226
Work-in-process	400	340
Finished goods	506	470
Tooling and engineering	1,465	1,408

	$3,969	$3,444

Tooling and engineering inventory represents costs incurred on tooling and engineering services contracts in excess of billed and unbilled amounts included in accounts receivable.

2021 Annual Financial Statements 11

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

7.    INVESTMENTS

	2021	2020
Equity method investments [a]	$1,031	$677
Public and private equity investments	358	270
Warrants [b]	204	—

	$1,593	$947

[a]	The ownership percentages and carrying values of the Company’s principal equity method investments at December 31 were as follows [in millions, except percentages]:

		2021	2020
LG Magna e-Powertrain Co., Ltd. [i]	49.0%	$481	$—
Litens Automotive Partnership [ii]	76.7%	$291	$273
Hubei HAPM Magna Seating Systems Co., Ltd.	49.9%	$127	$121

[i]
On July 28, 2021, the Company’s Power & Vision segment formed a joint venture with LG Electronics [“LG”], LG Magna
e-Powertrain
Co., Ltd. [“LME”], for cash consideration of $517 million. LME is a variable interest entity [“VIE”] and depends on the Company and LG for funding. The Company is not considered the primary beneficiary. The Company’s known maximum exposure to loss approximated the carrying value of its investment balance as at December 31, 2021.

The difference between the purchase price of the Company’s investment in LME and its proportionate share of the fair value of LME’s net assets created a basis difference of $188 million, which has been allocated on a preliminary basis as follows:

Equity method goodwill	$118
Intangible assets	47
Fixed assets	47
Deferred tax liabilities	(24)

Total basis difference included in equity method investments	$188

The basis differences for intangible and fixed assets are being amortized over an average estimated useful life of 8 years.

[ii]	The Company accounts for its investments under the equity method of accounting as a result of significant participating rights that prevent control.

[b]
In October 2020, the Company signed agreements with Fisker Inc. [“Fisker”] for the platform sharing, engineering and manufacturing of the Fisker Ocean SUV. In connection with the arrangement, Fisker issued approximately 19.5 million penny warrants to the Company to purchase common stock, which vest based on specified milestones.
 During
 2021, two third of the warrants vested with a value of $201 million. The initial value attributable to the warrants was
 deferred within other accrued liabilities and other long-term liabilities and is being
recognized in income as performance obligations are satisfied.

Cumulative unrealized gains on equity securities
were
$63 million and $65 million as at December 31, 2021 and 2020, respectively.

2021 Annual Financial Statements 12

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

A summary of the total financial results, as reported by the Company’s equity method investees, in the aggregate, at December 31 was as follows:
Summarized Balance Sheets

	2021	2020
Current assets	$1,825	$1,510

Non-current assets	$1,838	$1,748

Current liabilities	$1,269	$873

Long-term liabilities	$450	$835

Summarized Income Statements

	2021	2020
Sales	$3,303	$3,384
Cost of goods sold & expenses	3,156	3,140

Net income	$147	$244

Sales to equity method investees were approximately $65 million and $104 million for the years ended December 31, 2021 and 2020, respectively.
8.    FIXED ASSETS
Fixed assets consist of:

	2021	2020
Cost
Land	$198	$195
Buildings	2,719	2,709
Machinery and equipment	17,355	17,217

	20,272	20,121
Accumulated depreciation
Buildings	(1,223)	(1,147)
Machinery and equipment	(10,756)	(10,499)

	$8,293	$8,475

Included in the cost of fixed assets are construction in progress expenditures of $1.0 billion [2020
- $1.0 billion]
that have not been depreciated.

2021 Annual Financial Statements 13

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

9.    GOODWILL
The following is a continuity of the Company’s goodwill by segment:

	Body Exteriors & Structures	Power & Vision	Seating Systems	Complete Vehicles	Total
Balance, December 31, 2019	$453	$1,243	$169	$111	$1,976
Acquisitions	4	—	1	—	5
Foreign exchange and other	21	77	6	10	114

Balance, December 31, 2020	478	1,320	176	121	2,095
Acquisitions	—	29	93	—	122
Foreign exchange and other	(7)	(80)	1	(9)	(95)

Balance, December 31, 2021	$471	$1,269	$270	$112	$2,122

10.    INCOME TAXES

[a]	The provision for income taxes differs from the expense that would be obtained by applying the Canadian statutory income tax rate as a result of the following:

	2021	2020
Canadian statutory income tax rate	26.5%	26.5%
Tax on repatriation of foreign earnings	2.9	4.4
Net effect of losses not benefited	1.8	8.1
Re-measurement of deferred tax assets [i]	1.5	—
Foreign exchange re-measurement [ii]	1.2	3.4
Impairment of investments [note 2]	—	8.6
Manufacturing and processing profits deduction	(0.2)	(0.1)
Valuation allowance on deferred tax assets	(0.7)	0.6
Earnings of equity accounted investees	(1.3)	(3.6)
Reserve for uncertain tax positions	(2.5)	(4.0)
Research and development tax credits	(3.4)	(3.7)
Foreign rate differentials	(3.9)	(7.3)
Others	(1.6)	(0.2)

Effective income tax rate	20.3%	32.7%

[i]	Re-measurement of deferred tax assets of a China subsidiary .
[ii]
Includes foreign exchange gains reported on U.S. dollar denominated assets for Mexican tax purposes that are not recognized for GAAP purposes and losses related to the re-measurement
of financial statement balances of foreign subsidiaries, primarily in Mexico, that are maintained in a currency other than their functional currency.

2021 Annual Financial Statements 14

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[b]	The details of income before income taxes by jurisdiction are as follows:

	2021	2020
Canadian	$220	$93
Foreign	1,728	913

	$1,948	$1,006

[c]	The details of the income tax provision are as follows:

	2021	2020
Current
Canadian	$63	$10
Foreign	408	302

	471	312

Deferred
Canadian	(4)	17
Foreign	(72)	—

	(76)	17

	$395	$329

[d]	Deferred income taxes have been provided on temporary differences, which consist of the following:

	2021	2020
Tax on undistributed foreign earnings	$43	$23
Re-measurement of deferred tax assets	28	—
Liabilities currently not deductible for tax	5	(2)
Change in valuation allowance on deferred tax assets	(13)	6
Net tax losses benefited	(22)	(38)
Tax depreciation (less than) in excess of book depreciation	(30)	50
Book amortization in excess of tax amortization	(58)	(17)
Others	(29)	(5)

	$(76)	$17

2021 Annual Financial Statements 15

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[e]	Deferred tax assets and liabilities consist of the following temporary differences:

	2021	2020
Assets
Tax benefit of loss carryforwards	$766	$735
Operating lease liabilities	409	469
Liabilities currently not deductible for tax	219	259
Tax credit carryforwards	84	64
Unrealized loss on foreign exchange hedges and retirement liabilities	59	87
Others	30	46

	1,567	1,660
Valuation allowance against tax benefit of loss carryforwards	(586)	(569)
Other valuation allowance	(125)	(206)

	$856	$885

Liabilities
Operating lease right-of-use assets	415	470
Tax depreciation in excess of book depreciation	228	239
Tax on undistributed foreign earnings	206	163
Unrealized gain on remeasurement of investments	12	11
Unrealized gain on foreign exchange hedges and retirement liabilities	11	17
Other assets book value in excess of tax values	3	65

	875	965

Net deferred tax liabilities	$(19)	$(80)

The net deferred tax liabilities are presented on the consolidated balance sheet in the following categories:

	2021	2020
Long-term deferred tax assets	$421	$372
Long-term deferred tax liabilities	(440)	(452)

	$(19)	$(80)

[f]
Deferred income taxes have not been provided on $4.9

billion of undistributed earnings of certain foreign subsidiaries, as the Company has concluded that such earnings should not give rise to additional tax liabilities upon repatriation or are indefinitely reinvested. A determination of the amount of the unrecognized tax liability relating to the remittance of such undistributed earnings is not practicable.

[g]	Income taxes paid in cash [net of refunds] were $341 million for the year ended December 31, 2021 [2020 - $336 million].

[h]
As of December 31, 2021, the Company had domestic and foreign operating loss carryforwards of $3.0 billion and tax credit carryforwards of $84 million. Approximately $1.9 billion of the operating losses can be carried forward indefinitely. The remaining operating losses and tax credit carryforwards expire between 2022 and 2041.

[i]
As at December 31, 2021 and 2020, the Company’s gross unrecognized tax benefits were $142 million and $182 million, respectively [excluding interest and penalties], of which $126 million and $165 million, respectively, if recognized, would affect the Company’s effective tax rate. The gross unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate due primarily to the impact of the valuation allowance on deferred tax assets. A summary of the changes in gross unrecognized tax benefits is as follows:

2021 Annual Financial Statements 16

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

	2021	2020
Balance, beginning of year	$182	$192
Increase based on tax positions related to current year	11	27
Increase based on tax positions of prior years	2	—
Increase related to acquisitions	—	11
Settlements	(5)	(1)
Foreign currency translation	(5)	5
Statute expirations	(43)	(52)

	$142	$182

As at December 31, 2021 and 2020, the Company had recorded interest and penalties on the unrecognized tax benefits of $26 million and $43 million, respectively, which reflects a decrease of $17 and $3 million in expenses related to changes in its reserves for interest and penalties in 2021 and 2020, respectively.
The Company operates in multiple jurisdictions, and its tax returns are periodically audited or subject to review by both domestic and foreign tax authorities. During the next twelve months, it is reasonably possible that, as a result of audit settlements, the conclusion of current examinations or the expiration of the statute of limitations in several jurisdictions, the Company may decrease the amount of its gross unrecognized tax benefits [including interest and penalties] by approximately $73 million, of which $66 million, if recognized, would affect its effective tax rate.
The Company considers its significant tax jurisdictions to include Canada, the United States, Austria, Germany, Mexico and China. With few exceptions, the Company remains subject to income tax examination in Germany for years after 2007, China, Mexico and Austria for years after 2015, Canada for years after 2016 and the
U.S. federal jurisdiction after 2017.
11.    INTANGIBLE ASSETS
Intangible assets consist of:

	Remaining weighted average useful life in years	2021	2020
Cost
Customer relationship intangibles	7	$386	$348
Computer software	1	463	463
Patents and licenses	7	314	282

		1,163	1,093
Accumulated depreciation
Customer relationship intangibles		(175)	(150)
Computer software		(360)	(361)
Patents and licenses		(135)	(101)

		$493	$481

The Company recorded $114 million and $85 million of amortization expense related to finite-lived intangible assets for the years ended December 31, 2021 and 2020, respectively. The Company currently estimates annual amortization expense to be $111 million for 2022, $77 million for 2023, $59 million for 2024, $54 million for 2025 and $51 million for 2026.

2021 Annual Financial Statements 17

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

12.    OTHER ASSETS
Other assets consist of:

	2021	2020
Preproduction costs related to long-term supply agreements	$668	$694
Long-term receivables	184	209
Unrealized gain on cash flow hedges [note 21]	11	16
Pension overfunded status [note 17[a]]	41	4
Other	58	40

	$962	$963

13.    EMPLOYEE EQUITY AND PROFIT PARTICIPATION PROGRAM
During the year ended December 31, 2021, a trust which exists to make orderly purchases of the Company’s shares for employees for transfer to the Employee Equity and Profit Participation Program [“EEPPP”], borrowed up to $38 million [2020 - $38 million] from the Company to facilitate the purchase of Common Shares. At December 31, 2021, the trust’s indebtedness to Magna was $38 million [2020 - $38 million]. The Company nets the receivable from the trust with the Company’s accrued EEPPP payable in accrued wages and salaries.
14.    WARRANTY
The following is a continuity of the Company’s warranty accruals:

	2021	2020
Balance, beginning of year	$284	$252
Expense, net	82	164
Settlements	(111)	(165)
Business combination	2	21
Foreign exchange and other	(10)	12

	$247	$284

15.    DEBT
Short-term borrowings

[a]	Credit Facilities
The Company had an agreement for a credit facility that was drawn in euros that was secured with a USD cash deposit of 105% of the outstanding balance.
During 2021, all amounts drawn under the credit facility were repaid and the facility was terminated
[note 4]
.
On December 10, 2021, the Company amended its U.S. $750 million 364 day syndicated revolving credit facility, including an extension of the maturity date to December 9, 2022. The facility can be drawn in U.S. dollars or Canadian dollars. As of December 31, 2021, the Company has not borrowed any funds under this credit facility.

2021 Annual Financial Statements 18

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[b]
Commercial Paper Program
The Company has a U.S. commercial paper program [the “U.S. Program”] and a euro-commercial paper program [the “euro-Program”]. Under the U.S. Program, the Company may issue U.S. commercial paper notes up to a maximum aggregate amount of U.S. $1 billion. The U.S. Program is guaranteed by the Company’s existing global credit facility. There were no amounts outstanding as at December 31, 2021 and 2020.
Under the euro-Program, the Company may issue euro-commercial paper notes [the “euro notes”] up to a maximum aggregate amount of €500 million or its equivalent in alternative currencies. The euro notes issued are guaranteed by the Company’s existing global credit facility. There were no amounts outstanding as at December 31, 2021 and 2020.
Long-term borrowings

[a]	The Company’s long-term debt, net of unamortized issuance costs, is substantially uncollateralized and consists of the following:

	2021	2020
Senior Notes [note 15 [c]]
Cdn$425 million Senior Notes due 2022 at 3.100%	$336	$333
€550 million Senior Notes due 2023 at 1.900%	625	671
$750 million Senior Notes due 2024 at 3.625%	748	748
$650 million Senior Notes due 2025 at 4.150%	647	646
€600 million Senior Notes due 2027 at 1.500%	681	730
$750 million Senior Notes due 2030 at 2.450%	742	741
Bank term debt at a weighted average interest rate of approximately 4.86% [20 20 – 4.23%], denominated primarily in Chinese renminbi, Brazilian real, euro and Indian rupee	187	189
Government loans at a weighted average interest rate of approximately 0.13% [2020 – 1.54%], denominated primarily in euro, Canadian dollar and Brazilian real	8	32
Other	19	12

	3,993	4,102
Less due within one year	455	129

	$3,538	$3,973

[b]	Future principal repayments on long-term debt are estimated to be as f o llows:

2022	$455
2023	692
2024	771
2025	651
2026	3
Thereafter	1,437

$4,009

2021 Annual Financial Statements 19

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[c]
All of the Senior Notes pay a fixed rate of interest semi-annually except for the €550 million and €600 million Senior Notes which pay a fixed rate of interest annually. The Senior Notes are unsecured obligations and do not include any financial covenants. The Company may redeem the Senior Notes in whole or in part at any time, at specified redemption prices determined in accordance with the terms of each of the respective indentures governing the Senior Notes. All of the Senior Notes were issued for general corporate purposes.

[d]
On April 28, 2021, the Company amended its $2.75 billion revolving credit facility, including an extension of the maturity date for $2.6 billion from June 24, 2024 to June 24, 2026. The facility includes a $200 million Asian tranche, a $150 million Mexican tranche and a tranche for Canada, U.S. and Europe, which is fully transferable between jurisdictions and can be drawn in U.S. dollars, Canadian dollars or euros.
As a
t December 31, 20
21

and
 2020
,
 $6 million
 and $13 million
 was outstandin
g
, respectively.

[e]	Interest expense, net includes:

	2021	2020
Interest expense
Current	$12	$9
Long-term	110	96

	122	105
Interest income	(44)	(19)

Interest expense, net	$78	$86

[f]	Interest paid in cash was $122 million for the year ended December 31, 2021 [2020 - $104 million].

2021 Annual Financial Statements 20

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

16.     LEASES
The Company has entered into leases primarily for real estate, manufacturing equipment and vehicles with terms that range from 1 year to 8.5 years, excluding land use rights which generally extend over 90 years. These leases often include options to extend the term of the lease, most often for a period of 5 years. When it is reasonably certain that the option will be exercised, the impact of the option is included in the lease term for purposes of determining total future lease payments.
Costs associated with the Company’s operating lease expense were as follows:

2021
Operating lease expense	$325
Short-term lease expense	16
Variable lease expense	26

Total lease expense	$367

Supplemental information related to the Company’s operating leases was as follows:

2021
Operating cash flows – cash paid	$373
New right-of-use assets	$91
Weighted-average remaining lease term	9 years
Weighted-average discount rate	4.5%
At December 31, 2021, the Company had commitments under operating leases requiring annual payments as follows:

Total
2022	$300
2023	268
2024	234
2025	205
2026	176
2027 and thereafter	835

2,018
Less: amount representing interest	338

Total lease liabilities	$1,680

Current operating liabilities	$274
Non-current operating lease liabilities	1,406

Total lease liabilities	$1,680

As of December 31, 2021, the Company ha
d
additional operating leases, primarily for manufacturing facilities, that ha
d
not yet commenced of $12 million. These operating leases will commence during 2022 and have lease terms of 1 to 10 years.
The Company’s finance leases were not material for any of the periods presented.

2021 Annual Financial Statements 21

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

17.    LONG-TERM EMPLOYEE BENEFIT LIABILITIES
Long-term employee benefit liabilities consist of:

	2021	2020
Defined benefit pension plans and other [a]	$196	$216
Termination and long-term service arrangements [b]	456	468
Retirement medical benefits plans [c]	26	29
Other long-term employee benefits	22	16

Long-term employee benefit obligations	$700	$729

[a]	Defined benefit pension plans
The Company sponsors a number of defined benefit pension plans and similar arrangements for its employees. All pension plans are funded to at least the minimum legal funding requirements, while European defined benefit pension plans are unfunded.
The weighted average significant actuarial assumptions adopted in measuring the Company’s obligations and costs are as follows:

	2021	2020
Projected benefit obligation
Discount rate	2.4%	2.1%
Rate of compensation increase	2.7%	2.4%

Net periodic benefit cost
Discount rate	2.3%	2.8%
Rate of compensation increase	2.6%	2.4%
Expected return on plan assets	4.1%	4.6%

2021 Annual Financial Statements 22

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Information about the Company’s defined benefit pension plans is as follows:

	2021	2020
Projected benefit obligation
Beginning of year	$731	$659
Current service cost	10	10
Interest cost	12	17
Actuarial (gains) losses and changes in actuarial assumptions	(37)	43
Benefits paid	(27)	(23)
Divestiture	11	—
Foreign exchange	(11)	25

End of year	689	731

Plan assets at fair value [i]
Beginning of year	517	478
Return on plan assets	25	42
Employer contributions	12	9
Benefits paid	(23)	(18)
Foreign exchange	1	6

End of year	532	517

Ending funded status – Plan deficit	$157	$214

Amounts recorded in the consolidated balance sheet
Non-current asset [note 12]	$(41)	$(4)
Current liability	2	2
Non-current liability	196	216

Net amount	$157	$214

Amounts recorded in accumulated other comprehensive income Unrecognized actuarial losses	$(112)	$(158)

Net periodic benefit cost
Current service cost	$10	$10
Interest cost	12	17
Return on plan assets	(21)	(21)
Actuarial losses	8	5

Net periodic benefit cost	$9	$11

2021 Annual Financial Statements 23

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[i]	The asset allocation of the Company’s defined benefit pension plans at December 31, 2021 and the target allocation for 2022 is as follows:

	2022	2021
Fixed income securities	55-80%	63%
Equity securities	25-50%	33%
Cash and cash equivalents	0-10%	4%

	100%	100%

Substantially all of the plan assets’ fair value has been determined using significant observable inputs [level 2] from indirect market prices on regulated financial exchanges.
The expected rate of return on plan assets was determined by considering the Company’s current investment mix, the historic performance of these investment categories and expected future performance of these investment categories.

[b]	Termination and long-term service arrangements
Pursuant to labour laws and national labour agreements in certain European countries and Mexico, the Company is obligated to provide lump sum termination payments to employees on retirement or involuntary termination, and long service payments contingent upon persons reaching a predefined number of years of service.
The weighted average significant actuarial assumptions adopted in measuring the Company’s projected termination and long-term service benefit obligations and net periodic benefit cost are as follows:

	2021	2020
Discount rate	2.4%	2.1%
Rate of compensation increase	3.1%	3.1%

2021 Annual Financial Statements 24

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Information about the Company’s termination and long-term service arrangements is as follows:

	2021	2020
Projected benefit obligation
Beginning of year	$478	$446
Current service cost	23	32
Interest cost	9	8
Actuarial losses (gains) and changes in actuarial assumptions	10	(13)
Benefits paid	(23)	(27)
Foreign exchange	(30)	32

Ending funded status – Plan deficit	$467	$478

Amounts recorded in the consolidated balance sheet
Current liability	$11	$10
Non-current liability	456	468

Net amount	$467	$478

Amounts recorded in accumulated other comprehensive income Unrecognized actuarial losses	$(112)	$(106)

Net periodic benefit cost
Current service cost	$23	$32
Interest cost	9	8
Actuarial losses	4	6

Net periodic benefit cost	$36	$46

2021 Annual Financial Statements 25

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[c]	Retirement medical benefits plans
The Company sponsors a number of retirement medical plans which were assumed on certain acquisitions in prior years. These plans are frozen to new employees and incur no current service costs.
In addition, the Company sponsors a retirement medical benefits plan that was amended during 2009 such that substantially all employees retiring on or after August 1, 2009 no longer participate in the plan.
The weighted average discount rates used in measuring the Company’s projected retirement medical benefit obligations and net periodic benefit cost are as follows:

	2021	2020
Retirement medical benefit obligations	2.8%	2.4%
Net periodic benefit cost	2.4%	3.1%
Health care cost inflation	6.4%	6.6%

Information about the Company’s retirement medical benefits plans are as follows:

	2021	2020
Projected benefit obligation
Beginning of year	$30	$29
Interest cost	1	1
Actuarial (gains) losses and changes in actuarial assumptions	(3)	1
Benefits paid	(1)	(1)

Ending funded status – Plan deficit	$27	$30

Amounts recorded in the consolidated balance sheet
Current liability	$1	$1
Non-current liability	26	29

Net amount	$27	$30

Amounts recorded in accumulated other comprehensive income Unrecognized actuarial gains	10	6

Total accumulated other comprehensive income	$10	$6

Net periodic benefit cost
Interest cost	$1	$1
Actuarial gains	(1)	(1)

Net periodic benefit cost	$—	$—

2021 Annual Financial Statements 26

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[d]	Future benefit payments

	Defined benefit pension plans	Termination and long service arrangements	Retirement medical benefits plans	Total
Expected employer contributions - 2022	$13	$11	$1	$25

Expected benefit payments:
2022	$26	$11	$1	$38
2023	25	14	1	40
2024	26	17	1	44
2025	27	19	2	48
2026	29	25	2	56
Thereafter	162	131	8	301

	$295	$217	$15	$527

18.    OTHER LONG-TERM LIABILITIES
Other long-term liabilities consist of:

	2021	2020
Long-term portion of income taxes payable	$147	$199
Deferred revenue	127	52
Asset retirement obligation	37	39
Long-term portion of fair value of hedges [note 21]	8	5
Other	57	37

	$376	$332

19.    CAPITAL STOCK

[a]	At December 31, 2021, the Company’s authorized, issued and outstanding capital stock are as follows:
Preference shares - issuable in series -
The Company’s authorized capital stock includes 99,760,000 preference shares, issuable in series. None of these shares are currently issued or outstanding.
Common Shares -
Common Shares without par value [unlimited amount authorized] have the following attributes:

[i]	Each share is entitled to one vote per share at all meetings of shareholders.

[ii]	Each share shall participate equally as to dividends.

[b]
On November 10, 2021, the Toronto Stock Exchange [“TSX”] accepted the Company’s Notice of Intention to make a Normal Course Issuer Bid relating to the purchase for cancellation, as well as purchases to fund the Company’s stock-based compensation awards or programs and/or the Company’s obligations to its deferred profit sharing plans, of up to 29.9 million Magna Common Shares [the “2021 Bid”], representing approximately 10% of the Company’s public float of Common Shares. The Bid commenced on November 15, 2021 and will terminate no later than November 14, 2022.

2021 Annual Financial Statements 27

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Previously, the Company had Normal Course Issuer Bids in place for the 12 month periods beginning in November 2020 and 2019.
The following is a summary of the Normal Course Issuer Bids [number of shares in the table below a
r
e expressed in whole numbers]:

	2021		2020
	Shares purchased	Cash amount	Shares purchased	Cash amount
2019 Bid	—	$—	5,077,882	$203
2020 Bid	3,318,523	301	—	—
2021 Bid	2,673,800	216	—	—

	5,992,323	$517	5,077,882	$203

[c]	The following table presents the maximum number of shares that would be outstanding if all the dilutive instruments outstanding at March 3, 2022 were exercised or converted:

Common Shares	296,643,367
Stock options [i]	6,090,512

302,733,879

[i]
Options to purchase Common Shares are exercisable by the holder in accordance with the vesting provisions and upon payment of the exercise price as may be determined from time to time pursuant to the Company’s stock option plans.

2021 Annual Financial Statements 28

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

20.    ACCUMULATED OTHER COMPREHENSIVE LOSS
The following is a continuity schedule of accumulated other comprehensive loss:

	2021	2020
Accumulated net unrealized loss on translation of net investment in foreign operations
Balance, beginning of year	$(551)	$(907)
Net unrealized (loss) gain	(187)	348
Repurchase of shares under normal course issuer bids [note 19]	3	8

Balance, end of year	(735)	(551)

Accumulated net unrealized gain on cash flow hedges [b]
Balance, beginning of year	42	38
Net unrealized gains (loss)	34	(34)
Reclassification of net (loss) gain to net income [a]	(52)	38

Balance, end of year	24	42

Accumulated net unrealized loss on other long-term liabilities [b]
Balance, beginning of year	(224)	(221)
Net unrealized gains (loss)	26	(11)
Reclassification of net gain to net income [a]	9	8

Balance, end of year	(189)	(224)

Total accumulated other comprehensive loss [c]	$(900)	$(733)

2021 Annual Financial Statements 29

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[a]	The effects on net income of amounts reclassified from AOCL, with presentation location, were as follows:

	2021	2020
Cash flow hedges
Sales	$49	$(30)
Cost of sales	21	(21)
Income tax	(18)	13

Net of tax	52	(38)

Other long-term liabilities
Cost of sales	(11)	(9)
Income tax	2	1

Net of tax	(9)	(8)

Total gain (loss) reclassified to net income	$43	$(46)

[b]	The amount of income tax benefit that has been allocated to each component of other comprehensive loss is as follows:

	2021	2020
Accumulated net unrealized loss on translation of net investment in foreign operations	$4	$7

Accumulated net unrealized gain on cash flow hedges
Balance, beginning of year	(15)	(14)
Net unrealized (gain) loss	(11)	12
Reclassification of net loss to net income	18	(13)

Balance, end of year	(8)	(15)

Accumulated net unrealized loss on other long-term liabilities
Balance, beginning of year	35	35
Net unrealized loss	(8)	1
Reclassification of net loss to net income	(2)	(1)

Balance, end of year	25	35

Total income tax benefit	$21	$27

[c]	The amount of other comprehensive loss that is expected to be reclassified to net income during 2022 is $26 million.

2021 Annual Financial Statements 30

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

21.    FINANCIAL INSTRUMENTS

[a]	Foreign exchange contracts
At December 31, 2021, the Company had outstanding foreign exchange forward contracts representing commitments to buy and sell various foreign currencies. Significant commitments are as follows:

	For Canadian dollars		For U.S. dollars
Buy (Sell)	U.S. dollar amount	Weighted average rate	Peso amount	Weighted average rate
2022	176	1.26579	7,453	0.04619
2022	(851)	0.78014	(6)	21.20347
2023	12	1.28866	4,835	0.04394
2023	(457)	0.78021	(8)	23.51812
2024	—	—	1,027	0.04208
2024	(236)	0.77730	—	—
2025	(62)	0.77950	—	—

	(1,418)		13,301

	For euros
Buy (Sell)	U.S dollar amount	Weighted average rate	Czech koruna amount	Weighted average rate
2022	137	0.84650	4,952	0.03808
2022	(121)	1.18728	—	—
2023	53	0.82876	3,196	0.03739
2023	(74)	1.19265	—	—
2024	11	0.82746	1,227	0.03652
2024	(18)	1.21729	—	—
2025	(3)	1.18615	—	—

	(15)		9,375

Based on forward foreign exchange rates as at December 31, 2021 for contracts with similar remaining terms to maturity, the pre-tax
gains and losses relating to the Company’s foreign exchange forward contracts recognized in other comprehensive income were
$66 million and $14 million, respectively
[note 20]
.
The Company does not enter into foreign exchange forward contracts for speculative purposes.

2021 Annual Financial Statements 31

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[b]	Financial assets and liabilities
The Company’s financial assets and liabilities consist of the following:

	2021	2020
Financial assets
Cash, cash equivalents and restricted cash equivalents	$2,948	$3,374
Accounts receivable	6,307	6,394
Warrants and public and private equity investments	561	267
Long-term receivables included in other assets [note 12]	184	209

	$10,000	$10,244

Financial liabilities
Long-term debt (including portion due within one year)	$3,993	$4,102
Accounts payable	6,465	6,266

	$10,458	$10,368

Derivatives designated as effective hedges, measured at fair value
Foreign currency contracts
Prepaid expenses	$34	$52
Other assets	11	16
Other accrued liabilities	(12)	(11)
Other long-term liabilities	(8)	(5)

	$25	$52

2021 Annual Financial Statements 32

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[c]	Derivatives designated as effective hedges, measured at fair value
The Company presents derivatives that are designated as effective hedges at gross fair values in the consolidated balance sheets. However, master netting and other similar arrangements allow net settlements under certain conditions. The following table shows the Company’s derivative foreign currency contracts at gross fair value as reflected in the consolidated balance sheets and the unrecognized impacts of master netting arrangements:

	Gross amounts presented in consolidated balance sheets	Gross amounts not offset in consolidated balance sheets	Net amounts
December 31, 2021
Assets	$45	$14	$31
Liabilities	$(20)	$(14)	$(6)

December 31, 2020
Assets	$68	$13	$55
Liabilities	$(16)	$(13)	$(3)

[d]	Fair value
The Company determined the estimated fair values of its financial instruments based on valuation methodologies it believes are appropriate; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair value amounts can be materially affected by the use of different assumptions or methodologies. The methods and assumptions used to estimate the fair value of financial instruments are described below:
Cash and cash equivalents, accounts receivable, and accounts payable.
Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair values.
Publicly traded and private equity securities
The fair value of the Company’s investments in publicly traded equity securities is determined using the closing price on the measurement date, as reported on the stock exchange on which the securities are traded. [Level 1 input based on the GAAP fair value hierarchy.]
The Company estimates the value of its private equity securities based on valuation methods using the observable transaction price at the transaction date and other observable inputs including rights and obligations of the securities held by the Company. [Level 3 input based on the GAAP fair value hierarchy.]
Warrants
The Company estimates the value of its warrants based on the quoted prices in the active market for Fisker’s common shares. [Level 2 inputs based on the GAAP fair value hierarchy.]
Term debt
The Company’s term debt includes $455 million due within one year. Due to the short period to maturity of this debt, the carrying value as presented in the consolidated balance sheets is a reasonable estimate of its fair value.

2021 Annual Financial Statements 33

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

Senior Notes
The fair value of our Senior Notes are classified as Level 1 when we use quoted prices in active markets and Level 2 when the quoted prices are from less active markets or when other observable inputs are used to determine fair value. At December 31, 2021, the net book value of the Company’s Senior Notes was $3.8 billion and the estimated fair value was $4.0 billion.

[e]	Credit risk
The Company’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, accounts receivable, and foreign exchange and commodity forward contracts with positive fair values.
Cash and cash equivalents, which consist of short-term investments, are only invested in bank term deposits and bank commercial paper with an investment grade credit rating. Credit risk is further reduced by limiting the amount which is invested in certain major financial institutions.
The Company is also exposed to credit risk from the potential default by any of its counterparties on its foreign exchange forward contracts. The Company mitigates this credit risk by dealing with counterparties who are major financial institutions that the Company anticipates will satisfy their obligations under the contracts.
In the normal course of business, the Company is exposed to credit risk from its customers, substantially all of which are in the automotive industry and are subject to credit risks associated with the automotive industry. For the year ended December 31, 2021, sales to the Company’s six largest customers represented 78% [2020 - 78%] of the Company’s total sales; and substantially all of its sales are to customers in which the Company has ongoing contractual relationships. In determining the allowance for expected credit losses, the Company considers changes in customer’s credit ratings, liquidity, customer’s historical payments and loss experience, current economic conditions and the Company’s expectations of future economic conditions.

[f]	Currency risk
The Company is exposed to fluctuations in foreign exchange rates when manufacturing facilities have committed to the delivery of products for which the selling price has been quoted in currencies other than the facilities’ functional currency, and when materials and equipment are purchased in currencies other than the facilities’ functional currency. In an effort to manage this net foreign exchange exposure, the Company employs hedging programs, primarily through the use of foreign exchange forward contracts
[note 21[a]]
.

[g]	Interest rate risk
The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities. In particular, the amount of interest income earned on cash and cash equivalents is impacted more by investment decisions made and the demands to have available cash on hand, than by movements in interest rates over a given period.
In addition, the Company is not exposed to interest rate risk on its term debt and Senior Notes as the interest rates on these instruments are fixed.

[h]	Equity price risk
Public equity securities and warrants
The Company’s public equity securities and warrants are subject to market price risk due to the risk of loss in value that would result from a decline in the market price of the common shares or underlying common shares.

2021 Annual Financial Statements 34

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

22.    CONTINGENCIES
From time to time, the Company may become involved in regulatory proceedings, or become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. On an ongoing basis, the Company attempts to assess the likelihood of any adverse judgments or outcomes to these proceedings or claims, together with potential ranges of probable costs and losses. A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

[a]
In September 2014, the Conselho Administrativo de Defesa Economica [“CADE”], Brazil’s Federal competition authority, attended at one of the Company’s operating divisions in Brazil to obtain information in connection with an ongoing antitrust investigation relating to suppliers of automotive door latches and related products [“access mechanisms”].

In May 2019, CADE informed the Company that it completed its preliminary investigation and, based on a review of the evidence, had commenced a formal administrative proceeding into alleged anticompetitive behaviour relating to access mechanisms involving the Company.
Administrative proceedings of this nature can often continue for several years. At this time, management is unable to predict the duration or outcome of the Brazilian administrative proceeding, including whether any operating divisions of the Company will be found liable for any violation of law or the extent or magnitude of any liability, if any. In the event that wrongful conduct is found, CADE may impose administrative penalties or fines taking into account several mitigating and aggravating factors. Administrative fines are tied to the sales in Brazil of the applicable Magna companies in the fiscal year prior to the commencement of the formal administrative proceeding.
The Company’s policy is to comply with all applicable laws, including antitrust and competition laws. Based on a previously completed global review of legacy antitrust risks which led to a September 2020 settlement with the European Commission where Magna received full immunity regarding two separate bilateral cartels involving the supply of closure systems, Magna does not currently anticipate any material liabilities. However, we could be subject to restitution settlements, civil proceedings, reputational damage and other consequences, including as a result of the matters specifically referred to above.

[b]
The Company is at risk for product warranty costs, which include product liability and recall costs, and is currently experiencing increased customer pressure to assume greater warranty responsibility. For most types of products, the Company only accounts for existing or probable product warranty claims. However, for certain complete vehicle assembly, powertrain systems and electronics contracts, the Company records an estimate of future warranty-related costs based on the terms of the specific customer agreements and/or the Company’s warranty experience. Product liability and recall provisions are established based on the Company’s best estimate of the amounts necessary to settle existing claims, which typically take into account: the number of units that may be returned; the cost of the product being replaced; labour to remove and replace the defective part; and the customer’s administrative costs relating to the recall. Where applicable, such provisions are booked net of recoveries from sub-suppliers
and along with related insurance recoveries. Due to the uncertain nature of the net costs, actual product liability costs could be materially different from the Company’s best estimates of future costs
[note 14]
.

2021 Annual Financial Statements 35

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

23.    SEGMENTED INFORMATION

[a]
Magna is a global automotive supplier which has complete vehicle engineering and contract manufacturing expertise, as well as product capabilities which include body, chassis, exterior, seating, powertrain, active driver assistance, electronics, mirrors & lighting, mechatronics and roof systems. Magna also has electronic and software capabilities across many of these areas.

The Company is organized under four operating segments: Body Exteriors & Structures, Power & Vision, Seating Systems and Complete Vehicles. These segments have been determined on the basis of technological opportunities, product similarities, and market and operating factors, and are also the Company’s reportable segments.
The Company’s chief operating decision maker uses Adjusted Earnings before Interest and Income Taxes [“Adjusted EBIT”] as the measure of segment profit or loss, since management believes Adjusted EBIT is the most appropriate measure of operational profitability or loss for its reporting segments. Adjusted EBIT is calculated by taking Net income and adding back Income taxes, Interest expense, net, and Other expense, net.
The accounting policies of each segment are the same as those set out under “Significant Accounting Policies”
[note 1]
. All intersegment sales and transfers are accounted for at fair market value.

2021 Annual Financial Statements 36

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[a]	The following tables show segment information for the Company’s reporting segments and a reconciliation of Adjusted EBIT to the Company’s consolidated income before income taxes:

	2021
				Depreciation	Equity
	Total	External	Adjusted	and	loss
	sales	sales	EBIT	amortization	(income)
Body Exteriors & Structures	$14,477	$14,196	$820	$743	$13
Power & Vision	11,342	11,129	738	554	(134)
Seating Systems	4,891	4,851	152	92	(9)
Complete Vehicles	6,106	6,057	287	103	(10)
Corporate & Other [i]	(574)	9	67	20	(8)

Total Reportable Segments	$36,242	$36,242	$2,064	$1,512	$(148)

	2020
				Depreciation
	Total	External	Adjusted	and	Equity
	sales	sales	EBIT	amortization	income
Body Exteriors & Structures	$13,550	$13,292	$817	$727	$—
Power & Vision	9,722	9,553	495	464	(179)
Seating Systems	4,455	4,433	107	73	(6)
Complete Vehicles	5,415	5,363	274	84	(3)
Corporate & Other [i]	(495)	6	(17)	18	(1)

Total Reportable Segments	$32,647	$32,647	$1,676	$1,366	$(189)

	2021
				Fixed	Fixed
	Net			assets,	asset
	assets	Investments	Goodwill	net	additions
Body Exteriors & Structures	$7,349	$15	$471	$4,599	$711
Power & Vision	6,066	735	1,269	2,620	522
Seating Systems	1,379	147	270	485	73
Complete Vehicles	623	93	112	501	54
Corporate & Other [i]	813	603	—	88	12

Total Reportable Segments	$16,230	$1,593	$2,122	$8,293	$1,372

	2020
				Fixed	Fixed
	Net			assets,	asset
	assets	Investments	Goodwill	net	additions
Body Exteriors & Structures	$7,536	$31	$478	$4,725	$581
Power & Vision	5,529	371	1,320	2,666	440
Seating Systems	1,118	144	176	418	70
Complete Vehicles	671	80	121	578	34
Corporate & Other [i]	710	321	—	88	20

Total Reportable Segments	$15,564	$947	$2,095	$8,475	$1,145

[i]	Included in Corporate and Other Adjusted EBIT are intercompany fees charged to the automotive segments.

2021 Annual Financial Statements 37

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[b]	The following table reconciles Net income from operations to Adjusted EBIT:

	2021	2020
Net Income	$1,553	$677
Add:
Interest expense, net	78	86
Other expense, net	38	584
Income taxes	395	329

Adjusted EBIT	$2,064	$1,676

[c]	The following table shows Net Assets for the Company’s reporting segments:

	2021	2020
Total Assets	$29,086	$28,605
Deduct assets not included in segment net assets:
Cash and cash equivalents	(2,948)	(3,268)
Deferred tax assets	(421)	(372)
Long-term receivables from joint venture partners	(15)	(66)
Deduct liabilities included in segment net assets:
Accounts payable	(6,465)	(6,266)
Accrued salaries and wages	(851)	(815)
Other accrued liabilities	(2,156)	(2,254)

Segment Net Assets	$16,230	$15,564

[d]	The following table aggregates external revenues by customer as follows:

	2021	2020
BMW	$5,680	$4,714
Daimler AG	5,032	4,596
General Motors	4,884	4,921
Stellantis	4,683	3,958
Ford Motor Company	4,205	4,004
Volkswagen	3,717	3,510
Other	8,041	6,944

	$36,242	$32,647

2021 Annual Financial Statements 38

MAGNA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[All amounts in U.S. dollars and all tabular amounts in millions, except per share figures, unless otherwise noted]

[e]	The following table summarizes external revenues and long-lived assets by geographic region:

	External Sales		Fixed Assets, Net
	2021	2020	2021	2020
North America
United States	$8,612	$8,210	$1,686	$1,610
Canada	4,253	4,144	960	974
Mexico	3,833	3,359	1,210	1,247

	16,698	15,713	3,856	3,831
Europe
Austria	7,661	6,817	771	867
Germany	3,989	4,366	972	1,095
Czech Republic	931	912	274	293
Poland	610	535	220	221
Russia	371	345	110	120
Spain	331	323	79	82
United Kingdom	344	292	208	214
Italy	296	256	237	265
Turkey	293	247	6	9
France	262	142	58	62
Slovakia	204	126	273	283
Other Europe	139	111	208	222

	15,431	14,472	3,416	3,733
Asia Pacific
China	3,534	1,921	875	758
India	147	79	83	89
Other Asia Pacific	21	31	7	6

	3,702	2,031	965	853
Rest of World	411	431	56	58

	$36,242	$32,647	$8,293	$8,475

24.     SUBSEQUENT EVENT
NORMAL COURSE ISSUER BID
Subsequent to December 31, 2021, we purchased 1,600,500 Common Shares for cancellation and 165,773 Common Shares to satisfy stock-based compensation awards each under our existing normal course issuer bid for cash consideration of $132 million.
SENIOR NOTES REDEMPTION
On February 28, 2022, the Company redeemed for cash the entire aggregate principle amount outstanding of the Cdn$425 million
 3.100%
Senior Notes due 2022 [“the Notes”]. The redemption price for the Notes was Cdn$430 million, resulting in a loss on early extinguishment of Cdn$5 million that reflects the payment of the premium to redeem the Notes and the write-off of the unamortized debt issuance costs.

2021 Annual Financial Statements 39